                                                                    EXHIBIT 23.8


                       [HACKMAN, BARING & CO. LETTERHEAD]


November 10, 1997


The Board of Directors
Conquest Telecommunications Services Corp.
8500 Frantz Road, Suite 125
Dublin, OH 43017

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated July 25, 1997, to the Board of Directors of Conquest Telecommunication Services Corp. (the "Company") as attached as Exhibit C-2 to the Joint Proxy Statement/Prospectus (the "Proxy Statement") of SmarTalk TeleServices Inc. ("SmarTalk") and the Company on Schedule 14A relating to the proposed merger involving the Company and SmarTalk, and (ii) references made to our firm and such opinion in the Proxy Statement under the captions entitled "Fairness Opinions", "The Merger - Background of the Merger; Recommendation of the ConQuest Board; Conquest's Reasons for the Merger", and "The Merger - Fairness Opinion of ConQuest Financial Advisors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.




/s/ Hackman, Baring & Co., Incorporated
---------------------------------------
Hackman, Baring & Co., Incorporated